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Contact: Danita Gibson-Lloyd                     Patrick A.  Reynolds
         Corporate Communications Manager        Director of Investor Relations
         (706)649-5578                           (706)649-4978
         dgibsonlloyd@totalsystem.com

         TSYS To Process CITIBANK's UCS Portfolio Until August 2000

Columbus, Ga., February 26, 1999 -- Total System Services, Inc.(R) (TSYS(R)) (NYSE:"TSS") today received notice from Universal Card Services Corp.
(UCS), a unit of CITIBANK, of its decision not to renew its processing relationship for consumer cards beyond the original term ending August 1, 2000.

     Leslie Palmer, senior vice president and chief information officer for UCS said, "Undeniably we share many other common interests with TSYS that we may want to enhance and grow in the future. These include UCS' business card and the American Advantage Businesss Card programs. We look forward to a continued relationship with TSYS into the next century."

     TSYS Chairman of the Board and CEO Richard W. Ussery said, "We are proud to have helped UCS grow its portfolio since its inception in 1990. We don't like to lose any business, especially a client with which we've played such a critical and long-term role in its success. The new business we have already signed and are in the process of converting, along with the anticipated growth of our existing clients, will certainly offset this loss."

     TSYS experienced its greatest growth in new business in 1998 and will add 78 million new accounts in 1999. TSYS management believes that the loss of UCS as a consumer card-processing client in 2000 should not have a material adverse effect on TSYS' financial condition or results of operation for the year ending December 31, 2000.

     This press release contains forward looking statements which involve risks and uncertainties which may cause actual results to differ materially from those in such statements.

     TSYS (www.totalsystem.com) is one of the world's leading information technology processors of credit, debit, commercial and private-label cards. An 80.8% owned subsidiary of Synovus Financial Corp. (NYSE:"SNV") (www.synovus.com), TSYS serves card-issuing institutions throughout the United States, Puerto Rico, Canada, Mexico and the Caribbean. Creating innovative processing solutions, TSYS makes it possible for more than 119 million cardholders to use their cards and enables card issuers to profitably compete and better serve their customers through our world-class people, technology and service.

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